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                   [LOGO] P.T.I.

                   Pacific Telecom, Inc.
                   805 Broadway
                   Post Office Box 9901
                   Vancouver, Washington 98668-8701
                   360 905-5800


FOR IMMEDIATE RELEASE - SEPTEMBER 27, 1995

          PACIFICORP AND PACIFIC TELECOM, INC. ANNOUNCE APPROVAL OF
MERGER


          PacifiCorp (NYSE:PPW) and Pacific Telecom, Inc. (NASDAQ:PTCM) jointly announced today the approval of the merger of Pacific Telecom with a wholly owned subsidiary of PacifiCorp Holdings, Inc. pursuant to which PacifiCorp Holdings will acquire all of the outstanding shares of Pacific Telecom not previously owned by it for $30 per share in cash. PacifiCorp Holdings is a wholly owned subsidiary of PacifiCorp. As a result of the merger, Pacific Telecom will be an indirect, wholly owned subsidiary of PacifiCorp.

          The merger was approved today at Pacific Telecom's annual meeting by holders of a majority of the approximately 5.3 million shares held by unaffiliated public shareholders. In addition, the shareholders of Pacific Telecom elected a total of ten directors, including four new directors who were nominees of PacifiCorp Holdings.

     Shareholders of Pacific Telecom, Inc. commons stock should not send their certificates representing shares directly to Pacific Telecom to receive payment of the merger consideration. Instead, the shareholders will receive instructions regarding the surrender of their shares for payment from LaSalle National Bank, the Paying Agent appointed in connection with the merger.

          If you have questions regarding the procedures for surrendering your shares, please contact LaSalle National Bank at
(312)904-2450.


CONTACT:  Brian M. Wirkkala, Vice President-Treasurer
          Pacific Telecom, Inc.
          805 Broadway, P.O. Box 9901
          Vancouver, WA 98668-8701
          Telephone:  (360)905-5800